EXHIBIT 5

KENNEDY & BARIS, L.L.P.
ATTORNEYS AT LAW
SUITE P-15
4701 SANGAMORE ROAD
TEXAS OFFICE:	BETHESDA, MD 20816	WASHINGTON DC OFFICE:
SUITE 800	(301) 229-3400	SUITE 320
112 EAST PECAN STREET	FAX: (301) 229-2443	1225 NINETEENTH STREET, NW
SAN ANTONIO, TX 78205		WASHINGTON, DC 20036
(210) 228-9500		WASHINGTON, DC 20036
FAX: (210) 228-0781		(202) 835-0313
(202) 835-0313
FAX: (202) 835-0319

June 15, 2006

Board of Directors
Eagle Bancorp, Inc.
7815 Woodmont Avenue
Bethesda, Maryland 20814

Gentlemen:

As special legal counsel to Eagle Bancorp, Inc. (the “Company”), we have participated in the preparation of the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 500,000 shares (the “Shares”) of the Company’s Common Stock subject to issuance pursuant to the Eagle Bancorp, Inc. 2006 Stock Plan (the “Plan”).

As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and other inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations we are of the opinion that the Shares, when issued in accordance with the provisions of the Plan and the awards granted pursuant thereto, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-8 filed by the Company and to the reference to our firm contained.

Sincerely,

/s/ KENNEDY & BARIS, L.L.P.